Exhibit 99.1

L. Leon Patterson
Chairman &
Chief Executive Officer

September 28, 2009

To Our Shareholders:

We are committed to keeping you informed about your Company and want to update you on our progress related to the execution of the Strategic Project Plan adopted by the Board of Directors in June to address the issues that we like most banks, are facing in this challenging economic environment.

One of the primary components of the Strategic Project Plan is to determine the necessary capital levels for the Company and to implement a capital plan for raising additional capital. A significant step in that direction was taken in the Special Meeting of the Shareholders held on September 15. Over 85% of you voted your shares, and all of the proposals in the proxy statement for the meeting were approved. This included the authority for the Board of Directors to direct the Company to issue up to 2,500,000 shares of preferred stock. At this time, the Board has not yet determined whether the Company will issue preferred stock, but it is very important that the Board have the flexibility to make this decision, and we appreciate our shareholders support of this proposal. The Board will continue to evaluate capital raising alternatives which may include, among other things, issuing common stock, preferred stock or a combination of both. The type, amount and terms of stock that might be issued will be determined when and if the Board of Directors concludes to pursue a stock offering.

Many of you have asked about the timing for restoring the payment of a dividend on the Company’s common stock. Please know that we are keenly focused on this concern. We believe suspending the dividend on the common stock in the second quarter to preserve our capital in these times of uncertainty and stress on the banking industry and our Company was prudent. For the third quarter, the Board of Directors continues to believe it prudent to maintain this position and therefore did not declare a dividend for the third quarter. Each quarter, the Board of Directors thoroughly evaluates the decision regarding the common stock dividend and will continue to do so going forward.

306 E. North Street — Greenville, South Carolina 29601

864/250-6080 — Fax: 864/240-4498

lpatterson@palmettobank.com

Another component of the Strategic Project Plan is to evaluate ways to improve our earnings, including increasing revenues and reducing expenses. We have already implemented a number of expense reductions aggregating over $1 million, and we continue to focus on additional reductions. In particular at a time when we are not paying a dividend to preserve our capital and are incurring higher credit-related costs, we recognize the need to closely manage expenses and are proactively identifying continued expense reductions. Many of you have offered suggestions, and your input is appreciated.

Lastly, we continue to focus extensively on improving the credit quality of our loan portfolio, which is the primary issue contributing to our current financial challenges. Many of our loan customers have been severely impacted by the deterioration in the economy and related reductions in property values. When our customers suffer, we also suffer, and we are proactively working with many of our borrowers to develop loan repayment plans. Overall, we have performed an indepth evaluation of our loan portfolio and have taken significant steps to address our credit quality issues, including restructuring our credit administration function, hiring additional resources, and preparing written loan workout plans for each troubled loan.

Even though we are facing significant challenges, we must not lose sight of the positive changes that have occurred at The Palmetto Bank and your Company over the past few months. We have smoothly transitioned through the changes in executive management and are engaged in forward looking discussions about shaping our “bank of the future.” The Board of Directors and management are focused on aggressive execution of the Strategic Project Plan, as well as other longer-term strategic planning, so that we emerge from this recession as a better Company - with a mission and purpose even more committed and relevant to the future of banking in our state. We are dealing with one of the most pronounced recessions in decades and the impact on many of our customers has been severe. But, we have a plan and it is working; and we are making progress on a weekly basis.

I want to express my sincere appreciation to the shareholders who voted their shares for the meeting and attended the meeting. Your participation in the affairs of the Company is extremely important. As always, we thank you for your loyal support and patience as we work through this troubled economy. I am confident that reward will come for the hard work. I look forward to reporting to you again after the end of the third quarter.

Sincerely,

/s/ Leon Patterson
Leon Patterson
Chairman and Chief Executive Officer